REEDS JEWELERS ANNOUNCES YEAR-END SALES AND EARNINGS

Wilmington, North Carolina, April 8, 2004 — Reeds Jewelers, Inc. (ASE: RJI) today announced net sales and earnings results for the year ended February 29, 2004.

Comparable store sales increased 5% for the quarter ended February 29, 2004 compared to the same quarter of the prior year. The Company’s total net sales for the current fiscal quarter increased 3% to $41,088,000 from $39,969,000 while operating an average of 2% fewer stores in the fourth quarter of the current fiscal year. Comparable store sales increased 3% for the year ended February 29, 2004. The Company’s total net sales for the year ended February 29, 2004, were flat at $101,309,000 compared to $101,539,000, while operating an average of 5% fewer stores in the current year.

Gross margins were 48% during the quarter, up from 47% in the fourth quarter of last year. Year-to-date gross margins remained flat at 49%. The higher gross margins in the fourth quarter of the current year are primarily attributable to less aggressive markdowns and a more profitable merchandise mix.

Selling, general, and administrative expenses decreased $748,000 or 5% in the last quarter of this year compared to the same period a year ago. As a percentage of net sales SG&A was 34% and 37% for the quarters ended February 29, 2004 and February 28, 2003, respectively. Year-to-date selling, general, and administrative expenses decreased $895,000 or 2% from the same period in the prior year. SG&A as a percentage of net sales was 45% in the fiscal year ended February 29, 2004 compared to 46% of net sales in the prior year.

The average borrowings for the quarter were 15% lower than the same quarter last year. The Company’s effective pre-tax interest rate during the quarter was 5.9%, up from 5.5% for the same period in the previous year. As a result of these two factors, interest expense for the quarter (including interest from discontinued operations) was 8% lower than the same quarter of the prior year. The average borrowings for the year ended February 29, 2004 were 8% lower than the fiscal year ended February 28, 2003. The Company’s effective pre-tax interest rate during fiscal year 2004 dropped to 5.3% from 5.8% for fiscal year 2003. As a result, year-to-date interest expense (including interest from discontinued operations) was 15% lower than the same period last year. In anticipation of the expiration of the Company’s current revolving credit facility on February 28, 2005, management is negotiating with a new lender to replace its existing revolving credit facility, and expects to close the new revolving credit facility in mid-to-late April 2004.

On June 22, 2003, the Company completed its exit from the state of Kansas resulting in an $82,000 year-to-date loss from disposal of discontinued operations, net of $0 tax benefit. The Kansas operations for the year ended February 29, 2004 resulted in a $125,000 loss from discontinued operations, net of $0 tax benefit. The Company incurred a $105,000 loss, net of $62,000 tax benefit, on the disposal of its Iowa operations in the fiscal year ended February 28, 2003. Discontinued operations for the year ended February 28, 2003 is composed of a $136,000 loss, net of $80,000 tax benefit, relating to the Company’s exit from the state of Kansas and a loss of $151,000, net of $88,000 tax benefit, resulting from the Company’s exit from the state of Iowa.

Income from continuing operations for the fourth quarter of the current year was $4,656,000, net of $0 tax benefit, compared to income of $1,776,000, net of $1,042,000 tax expense, for the same quarter last year. Continuing operations for the year ended February 29, 2004 resulted in a loss of $509,000, net of $0 tax benefit, compared to a loss of $1,113,000, net of $654,000 tax benefit, for the prior year. The total net income for the fourth quarter was $4,660,000 ($.55 per share), compared to net income of $1,615,000 ($0.19 per share), in the same quarter last year. Year-to-date net loss was $716,000 ($0.08 per share) compared to a net loss of $1,505,000 ($0.18 per share), for the year ended February 28, 2003.

The Company has established valuation allowances against the deferred tax benefit from current years’ losses. Therefore no income tax expense or benefit is reflected in the current year. The Company’s net effective tax rate was 0% and 37% for the years ended February 29, 2004 and 2003, respectively.

In December 2003, the Company closed one under-performing store in Charlotte NC in which the lease was expiring and in February 2004 bought out the lease and closed another under-performing store in Fredericksburg VA. Reeds Jewelers is a premier specialty retailer presently operating 89 stores in 18 states, primarily in the Southeast and Midwest, and markets online at www.reeds.com. Additional information on Reeds Jewelers, Inc. is available on the Internet at www.reeds.com.

REEDS JEWELERS, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

	Three Months Ended		Fiscal Year Ended

	2/29/04	2/28/03	2/29/04	2/28/03

Net sales	$41,088	$39,969	$101,309	$101,539
Cost of sales	21,396	21,340	52,163	52,307

Gross profit	19,692	18,629	49,146	49,232

Selling, general, and administrative	14,143	14,891	45,998	46,893
Depreciation and amortization	573	599	2,267	2,317
Restructuring charge	0	0	0	270

Operating earnings (loss)	4,976	3,139	881	(248)
Interest expense	320	321	1,390	1,519

Earnings (loss) from continuing operations before income taxes	4,656	2,818	(509)	(1,767)
Income tax expense (benefit)	0	1,042	0	(654)

Earnings (loss) from continuing operations	4,656	1,776	(509)	(1,113)
Loss from discontinued operations, net of applicable tax benefit of $0, $33, $0 and $168 respectively	0	(56)	(125)	(287)
Gain (loss) on disposal of discontinued operations, net of applicable tax benefit of $0, $62, $0, and $62 respectively	4	(105)	(82)	(105)

Net earnings (loss)	$4,660	$1,615	($716)	($1,505)

Basic and diluted earnings (loss) per share	$0.55	$0.19	($0.08)	($0.18)

Weighted average shares outstanding – basic	8,476,372	8,476,372	8,476,372	8,476,372

Weighted average shares outstanding – diluted	8,480,790	8,476,372	8,476,372	8,476,372

			2/29/04	2/28/03

ASSETS
Cash			$606	$384
Merchandise inventories			40,728	41,637
Other current assets			4,722	3,808

Total current assets			46,056	45,829

Property and equipment, net			9,241	10,442
Other assets			9,136	9,748

Total assets			$64,433	$66,019

LIABILITIES & EQUITY
Accounts payable & accrued liabilities			$15,820	$12,279
Current portion of long-term debt			17,030	—

Total current liabilities			32,850	12,279

Revolving credit note			—	18,873
Other long-term liabilities			4,148	6,716

Shareholders’ equity			27,435	28,151

Total liabilities & equity			$64,433	$66,019